UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 11, 2008
DURA AUTOMOTIVE SYSTEMS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-21139 (Commission File Number)	26-2773380 (IRS Employer Identification No.)
2791 Research Drive, Rochester Hills, Michigan 48309
(Address of Principal Executive Offices, including Zip Code)
(248) 299-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Changes in Executive Officers
          On July 16, 2008, Dura Automotive Systems, Inc. (the “Company”) announced that its Board of Directors had appointed Timothy D. Leuliette as the Company’s President and Chief Executive Officer.
          Mr. Leuliette, 58, is currently Chairman and Chief Executive Officer of Leuliette Partners LLC, an investment and financial services firm. He previously served as Co-Chairman and Co-Chief Executive Officer of Asahi Tec Corporation, a manufacturer of automotive parts and other products, and Chairman, Chief Executive Officer and President of its subsidiary, Metaldyne Corporation, an automotive supplier. Mr. Leuliette has also previously served as President and Chief Operating Officer of privately held Penske Corporation, and as President and Chief Executive Officer of ITT Automotive and Executive Vice President of ITT Corporation. Over his career, Mr. Leuliette has held executive and management positions at both vehicle manufacturers and suppliers and has served on both corporate and civic boards, including as Chairman of the Detroit Branch of the Federal Reserve Bank of Chicago.
          The Company and Mr. Leuliette are currently in discussions regarding the terms of Mr. Leuliette’s compensation arrangements as President and Chief Executive Officer of the Company.
          On July 16, 2008, the Company also announced that Lawrence A. Denton would be leaving the Company at the end of this year after successfully leading the Company through its reorganization and emergence from Chapter 11 bankruptcy proceedings. Mr. Denton had served as President and Chief Executive Officer of the Company since 2003 and as Chairman since 2005.
          The Company and Mr. Denton have agreed upon a term sheet summarizing the compensation and benefits payable to Mr. Denton by the Company. Mr. Denton will continue to serve as a consultant to the Company during a transition period ending December 31, 2008. During this transition period, Mr. Denton will continue to be paid his current base salary and will continue to receive all employee and executive benefits he currently receives from the Company. Mr. Denton will be entitled to receive a cash bonus of $800,000 in recognition of his leading the Company through its emergence from Chapter 11 bankruptcy proceedings. He will also be entitled to receive all vested accrued benefits as of December 31, 2008 in accordance with the provisions of the Company’s benefit plans, including his vested account balance under the Company’s 401K retirement plan, his vested accrued benefit under the Company’s defined benefit retirement plan and his vested accrued benefit under the Company’s 2003 Supplemental Executive Retirement Plan. Mr. Denton will also be entitled to convert any Company-owned life insurance policies covering him to individual policies.
          Mr. Denton will be entitled to a cash severance payment equal to $1,600,000. Of this amount, $626,667 will be payable in a lump sum on January 2, 2009 and the remainder will be payable in a lump sum on July 2, 2009. The Company will continue group health coverage for Mr. Denton and his eligible dependents at the same cost paid by other executive employees of the Company for a period of up to 18 months. The Company will additionally transfer to Mr. Denton title to his company car. The Company also agreed to reimburse Mr. Denton for his reasonable legal fees in connection with the transition of his employment relationship and to continue to maintain Mr. Denton’s coverage under the terms of the Company’s directors’ and officers’ liability insurance policy. Mr. Denton has agreed that he will be subject to the non-competition and non-solicitation provisions contained in the Company’s 2003 Supplemental Executive Retirement Plan through December 31, 2009, subject to certain understandings regarding the scope of such obligations.
          The Company expects to enter into one or more definitive agreements with Mr. Denton incorporating the foregoing arrangements.

Changes in Board of Directors
          On July 16, 2008, the Company announced that its Board of Directors had elected Steven J. Gilbert as Chairman. Mr. Gilbert replaces Mr. Leuliette, who was initially elected as Chairman of the Board of Directors upon the Company’s emergence from bankruptcy on June 27, 2008. Mr. Leuliette will continue to serve as a director of the Company.
          Mr. Gilbert, 61, is Senior Managing Director and Chairman of Sun Group (USA), an investment firm, and is also Chairman of the Board of Directors of Gilbert Global Equity Partners, L.P., a private equity fund. From 1992 to 1997, he was the Founder and Managing General Partner of Soros Capital L.P. Mr. Gilbert has 35 years of experience in private equity investing, investment banking and law. Mr. Gilbert has served as a director on the boards of more than 25 companies over the span of his career, including Office Depot, Inc., Magnavox Electronic Systems Company, Affinity Financial Group, Inc., GTS-Duratek and Parker Pen Limited.
          Mr. Denton has resigned as a director of the Company.
Authorization of Director and Executive Officer Compensation Arrangements
          At a meeting held on July 11, 2008, the Board of Directors of the Company authorized the following annual compensation arrangements for the Company’s directors:
•	Chairman of the Board of Directors: $85,000

•	Chairman of the Audit Committee: $80,000

•	Chairman of the Compensation Committee: $80,000

•	Non-executive officer directors: $75,000

•	Executive officer directors: $0
          If a director serves in more than one of these capacities, the director will be entitled to receive the greatest of the foregoing amounts.
          At a meeting held on July 16, 2008, the Board of Directors approved the payment of a cash bonus of $195,000 to Theresa L. Skotak, the Company’s Chief Administrative Officer, in recognition of her contributions in leading the Company through its reorganization and emergence from Chapter 11 bankruptcy proceedings.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description

Exhibit 99.1	Press release dated July 16, 2008

SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dura Automotive Systems, Inc.
/s/ Nick G. Preda
Date: July 16, 2008	By:	Nick G. Preda
	Its:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release dated July 16, 2008

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